 Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces its First Quarter and Year-to-Date Fiscal 2022 Financial Results

•        The Company generated net sales of $31.2 million for the first quarter

•        Income from operations improved $1.1 million versus the first quarter of 2021

•        Backlog of $59.2 million at April 30, 2022 compared to $39.3 million on January 31, 2022

NILES, IL, June 7, 2022 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the first quarter ended April 30, 2022.

“Revenues for the first quarter of $31.2 million increased 28% from the $24.4 million for the same quarter last year. The resulting income from operations of $0.2 million was also above the $0.9 million loss incurred in the same quarter of 2021," noted President and CEO David Mansfield. "While both revenues and margins improved, there was a corresponding increase to operating expenses, which was partly due to personnel costs and driven by the increased levels of activity."

"During the first quarter of 2022, the oil and gas market in Canada has been returning to increased levels of investment, and the industry outlooks are positive. There has also been a notable improvement to our results in Saudi Arabia, where investments in construction projects are expected to return to pre-pandemic levels.

"Our current backlog of $59.2 million is 50% higher than our January 31, 2022 backlog. After a significant amount of new awards during the quarter, including in Saudi Arabia and the United States, our backlog is at approximately the same level as it was this time last year, and it is distributed very similarly between our different business units.

"The net income from our results does not reflect the same period improvement as is described above, since there is inconsistency in the rates of taxation in the different countries where we operate, and also because we are not recognizing the full tax benefit of past losses. This makes the calculation of effective tax rates extremely inconsistent from period to period, and this is highlighted in the tax charge for this quarter,” concluded Mr. Mansfield.

First Quarter Fiscal 2022 Results

Net sales were $31.2 million in the current quarter, an increase of $6.8 million, or 28%, from $24.4 million in the prior year quarter. The increase was a result of increased sales volumes, partly due to recovery from the effects of the COVID-19 pandemic.

Gross profit increased to $7.0 million, or 23% of net sales, in the current quarter from $4.5 million, or 18% of net sales, in the prior year quarter. This increase was driven by higher sales volumes and project and product mix.

General and administrative expenses increased $1.2 million, or 28%, from $4.4 million in the prior year quarter to $5.7 million in the current quarter. Approximately $0.9 million of this increase was the result of increased incentive compensation. This amount was based on 2021 actual payouts as compared to estimated amounts previously accrued in addition to accruals made for 2022 forecasted results as compared to the prior year quarter, where no incentive compensation was recorded. The remainder of the increase was due to additions to headcount in support of the Company's business growth.

Selling expenses were relatively consistent, increasing slightly to $1.2 million in the current quarter, compared to $1.0 million in the prior year quarter.

Net interest expense increased to $0.4 million in the current quarter from $0.2 million in the prior year quarter. This increase was related primarily to the sale leaseback transaction for our operating facility in Tennessee entered into in April 2021.

Other income, net decreased to an income of less than $0.1 million in the current quarter, compared to approximately $0.4 million in the prior year quarter. In the prior year quarter, the Company received grants from the Canadian government under the Canadian Emergency Wage Subsidy ("CEWS") and Canadian Emergency Rent Subsidy ("CERS") programs. The Company was approved for and received approximately $0.3 million and $0.1 million in grants under the CEWS and CERS programs, respectively, during the prior year quarter. Grants to the Company under both programs ended in the second quarter of 2021.

Loss from operations before income taxes decreased by $0.5 million to a loss of $(0.2) million in the current quarter from a loss of $(0.7) million in the prior year quarter. The improvement was a result of increased sales volumes and margins as described above.

The Company's worldwide effective tax rates ("ETR") were (455.9%) and (24.3%) in the current quarter and the prior year quarter, respectively. The change in the ETR from the prior year quarter to the current year quarter is largely due to changes in the mix of income and loss in various jurisdictions.

The resulting net loss of $(0.9) million in the current quarter was relatively consistent with the net loss of $(0.8) million in the prior year quarter.

Percentages set forth above in this press release have been rounded to the nearest percentage point and may not exactly correspond to the comparative data presented.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at thirteen locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the impact of the coronavirus ("COVID-19") on the Company's results of operations, financial condition and cash flows; (ii) fluctuations in the price of oil and natural gas and its impact on the customer order volume for the Company's products; (iii) the impact of global economic weakness and volatility;  (iv) fluctuations in steel prices and the Company’s ability to offset increases in steel prices through price increases in its products; (v) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (vi) the Company’s ability to repay its debt and renew expiring international credit facilities; (vii) the Company’s ability to effectively execute its strategic plan and achieve sustained profitability and positive cash flows; (viii) the Company's ability to collect a long-term account receivable related to a project in the Middle East; (ix) the Company’s ability to interpret changes in tax regulations and legislation; (x) the Company's ability to use its net operating loss carryforwards; (xi) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s over-time revenue recognition; (xii) the Company’s failure to establish and maintain effective internal control over financial reporting; (xiii) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (xiv) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xv) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xvi) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xvii) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xviii) reductions or cancellations of orders included in the Company’s backlog; (xix) risks and uncertainties specific to the Company's international business operations; (xx) the Company’s ability to attract and retain senior management and key personnel; (xxi) the Company’s ability to achieve the expected benefits of its growth initiatives; and (xxii) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

The Company's Form 10-Q for the quarter ended April 30, 2022 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended April 30,
	2022	2021
Net sales	$31,222	$24,423
Cost of sales	24,173	19,918
Gross profit	7,049	4,505

Operating expenses
General and administrative expenses	5,650	4,404
Selling expenses	1,239	1,042
Total operating expenses	6,889	5,446

Income/(loss) from operations	160	(941)

Interest expense, net	368	178
Other income, net	49	441
Loss from operations before income taxes	(159)	(678)

Income tax expense	726	165

Net loss	$(885)	$(843)

Weighted average common shares outstanding
Basic	7,919	8,165
Diluted	7,919	8,165

Loss per share
Basic	(0.11)	(0.10)
Diluted	(0.11)	(0.10)

Note: Per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	April 30, 2022	January 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,375	$8,214
Restricted cash	1,524	1,557
Trade accounts receivable, less allowance for doubtful accounts of $461 at April 30, 2022 and $486 at January 31, 2022	38,816	44,449
Inventories, net	15,401	13,760
Prepaid expenses and other current assets	6,609	5,444
Unbilled accounts receivable	6,730	2,656
Costs and estimated earnings in excess of billings on uncompleted contracts	6,004	2,309
Total current assets	81,459	78,389
Property, plant and equipment, net of accumulated depreciation	23,754	24,756
Other assets
Operating lease right-of-use asset	7,712	11,213
Deferred tax assets	823	811
Goodwill	2,318	2,342
Other assets	5,853	5,890
Total other assets	16,706	20,256
Total assets	$121,919	$123,401
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$15,631	$13,618
Accrued compensation and payroll taxes	1,768	1,612
Commissions and management incentives payable	1,408	2,047
Revolving line - North America	5,246	634
Current maturities of long-term debt	6,778	6,750
Customers' deposits	2,826	3,072
Outside commission liability	1,856	1,255
Operating lease liability short-term	1,527	1,496
Other accrued liabilities	3,238	4,616
Billings in excess of costs and estimated earnings on uncompleted contracts	1,173	1,277
Income taxes payable	1,310	2,020
Total current liabilities	42,761	38,397
Long-term liabilities
Long-term debt, less current maturities	4,837	5,059
Long-term finance obligation	9,301	9,327
Deferred compensation liabilities	3,374	3,379
Deferred tax liabilities	865	712
Operating lease liability long-term	7,042	11,270
Other long-term liabilities	847	800
Total long-term liabilities	$26,266	$30,547
Stockholders' equity
Common stock, $.01 par value, authorized 50,000 shares; 8,154 issued and outstanding at April 30, 2022 and 8,152 issued and outstanding at January 31, 2022	82	82
Additional paid-in capital	62,018	61,766
Treasury Stock, 234 shares at April 30, 2022 and January 31, 2022	(1,992)	(1,992)
Accumulated deficit	(3,180)	(2,295)
Accumulated other comprehensive loss	(4,036)	(3,104)
Total stockholders' equity	52,892	54,457
Total liabilities and stockholders' equity	$121,919	$123,401